Exhibit 99.1

Computer Software Innovations, Inc. Acquires

Software Developer Version3

•	Acquisition expected to add $1.5 million of incremental software sales in the first twelve months of combined operations

EASLEY, SC – August 19, 2008 – Computer Software Innovations, Inc. (“CSI”) (OTCBB: CSWI.OB), a provider of software and technology solutions to public sector organizations, announced that it has acquired software developer Version3 based in Columbia, SC.

Version3 has a portfolio of applications and services that are ideal for the public sector markets served by CSI, particularly the K-12 education market space. The applications include single sign-on, access management, provisioning, and Microsoft SharePoint deployments.

The acquisition provides CSI strategic advantages, including exercising exclusive rights to Version3 products, infusing CSI product roadmaps with Version3’s expert-level Microsoft SharePoint experience, accessing Version3’s software development team, and expanding to a national footprint selling area with Version3 software applications which do not require customization for each state.

“We have been partnering with Version3 for the past several years by purchasing and integrating their applications into our solutions”, stated Nancy Hedrick, CEO of CSI. “Through this working relationship we developed a true appreciation for the genius of their product and their software development team and have members of the CSI team who have developed expertise with the Version3 solutions. We believe that CSI will gain meaningful advantages by controlling distribution of their products and having access to their Microsoft development team. Their solutions provide a natural bridge between our software and technology segments as we are able to wrap systems engineering services around the delivery of their suite of products.”

CSI issued approximately 2.2 million shares of common stock, of which 0.8 million will be held in escrow subject to the achievement of certain financial targets. In the first twelve months of combined operations it is anticipated that Version3 will add in excess $1.5 million of sales to CSI’s higher margin software segment. The acquisition is discussed in more detail in CSI’s Form 10-Q for the Three and Six Months Ended June 30, 2008 and on Form 8-K filed August 13, 2008.

“From a financial perspective we are pleased to have acquired Version3 via an equity transaction by issuing CSI stock at what we believe is an attractive multiple”, added Hedrick. “We mitigated the impact of dilution to CSI shareholders by placing a portion of these shares in escrow for release over the next three years as Version3 achieves its performance targets.”

Andy Sakalian, President of Version3, stated, “We are very excited to be joining the CSI team. The CSI sales force immediately increases the scope and depth of our coverage and the technical services resources bolsters our capabilities in implementation and delivery. We believe it’s the perfect union of a company that is highly skilled in specialized software development joining a company that excels in selling and implementation.”

“CSI managed the acquisition very well from our perspective” said Sakalian. “The management and key employees are energized by the new possibilities and signed employment agreements to continue with the company.”

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million by using organic growth and acquisitions to fuel an aggressive expansion from its southeast base. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

Certain information contained in this news release includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this news release that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this news release, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. For more information on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

For More Information
Company Contact	Investor Contact
Computer Software Innovations, Inc.	Alliance Advisors, LLC
David Dechant, 864-855-3900	Mark McPartland, 910-221-1827
Ddechant@csioutfitters.com	MarkMcp@allianceadvisors.net

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